Exhibit 10.30

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is made between Clarios LLC and its subsidiaries and affiliated entities (collectively the “Company”) and Wendy Radkte (“Executive”).

WHEREAS, Executive is a Participant in the Clarios Severance Plan for U.S. Executives (the “Plan”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Plan, subject to the terms of the Plan;

WHEREAS, Executive will resign her employment with the Company on an amicable basis, such resignation to be effective January 3, 2022 (“Date of Resignation”); and

WHEREAS, in connection with the resignation of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, in consideration of the mutual covenants of the parties, it is agreed as follows:

1. Notice Pay. Pursuant to this Agreement, Executive has provided at least 14 (fourteen) calendar days of written notice of the resignation of Executive’s employment (the “Notice Period”), which resignation shall be effective on the Date of Resignation. Executive will not be required to report to work during the Notice Period. The Company in its sole discretion may change Executive’s Date of Resignation in accordance with its business needs. Unless otherwise provided under applicable law, Executive will not be eligible to apply for workers’ compensation at any time after Executive’s last active day at work. Separate and apart from this Agreement, and pursuant to any applicable federal, state and/or local plant closing or mass layoff notification laws, Executive may receive additional advance notice of the termination of Executive’s employment.

2. Severance Benefits. In consideration for the promises contained in this Agreement, the Company will provide the following severance benefits to Executive:

a. Salary Continuation Benefits. As soon as is administratively practical after the Date of Resignation or, if applicable, the end of the revocation period provided in this Agreement, whichever is later, Executive will begin receiving fifty-two (52) weeks of Executive’s weekly base pay (such number of weeks shall hereinafter be referred to as the “Salary Continuation Period”), minus any applicable deductions or withholdings or other reductions provided by this Agreement or law, which will be payable in a manner and on days that correspond to the Company’s regular paydays and payroll practices. Executive expressly authorizes the Company to make any necessary deductions, withholdings, or other reductions from the Salary Continuation Benefits. This Agreement and any and all obligations contained herein are subject to and conditioned upon Executive remaining an employee in good standing through Executive’s Date of Resignation. If Executive begins employment with a competing business as defined in Paragraph 8 of this Agreement during the period in which Executive is receiving Salary Continuation Benefits or the period in which the non-competition provision is in effect, whichever is longer, Executive will cease receiving Salary Continuation Benefits, and Executive will be required to repay any Salary Continuation Benefits paid previous to the respective hire date.

b. Medical. Prescription Drug, Dental and Health Care Flexible Spending Account Benefits. Executive shall continue to be eligible to participate in the medical, dental and vision coverage in effect at Executive’s Date of Resignation for (i) Executive and, where applicable, (ii) Executive’s spouse, domestic partner and dependents, as if Executive had continued in employment during the Salary Continuation Period; provided, however, that Executive has made a timely election to continue such coverage under COBRA (the “COBRA Continuation Coverage Period”). Executive shall be responsible for the payment of the medical, dental and vision contributions that are required during the COBRA Continuation Coverage Period and such contributions shall be made within the time period that other employees are required to pay to the Company for similar coverage; provided, however, that for the Salary Continuation Period, Executive shall pay the rate for medical, dental and vision coverage that is paid by active employees of the Company, and upon the expiration of the Salary Continuation Period, shall pay the rate for medical, dental and vision coverage that is paid under COBRA. Notwithstanding any other provision of this Plan to the contrary, in the event that Executive commences employment with another company at any time during the Salary Continuation Period and becomes eligible for medical and/or dental coverage under the plans of such other company, Executive will cease receiving coverage under the Company’s medical and dental plans. The COBRA Continuation Coverage Period under section 4980B of the Internal Revenue Code shall run concurrently with the Salary Continuation Period. Any questions regarding these plans should be directed to the COBRA administrator, Clarios Benefit Service Center, at 1-833-525-2746 or digital.alight.com/clarios. PLEASE NOTE, if Executive and/or Executive’s covered spouse is 65 or older, entitled to Medicare coverage, and enrolled in the Clarios Health Plan through COBRA, Medicare provides the primary coverage for medical claims, and COBRA is secondary, whether or not Executive or Executive’s covered dependents actually enroll in Medicare.

c. Outplacement Services. The Company will provide Executive with a lump sum payment of Seven Thousand Two Hundred Twenty Dollars ($7,220), which constitutes the equivalent of one year of executive outplacement services.

d. Bonus. Executive will be eligible for an additional lump sum payment of the Executive’s annual target bonus for fiscal year 2022 to be paid out in accordance with the Company’s Annual Incentive Performance Plan. Such annual bonus shall be calculated on the basis of the twelve-month period encompassing the entire fiscal year 2022.

e. Executive Long Term Incentive. The treatment of any outstanding long term incentive awards that Executive was granted will be administered in accordance with the terms and conditions of the Executive Long Term Incentive Plan (LTIP).

f. Relocation Expenses. The Company will pay relocation expenses for Executive in the amount of Thirteen Thousand Dollars ($13,000.00) plus the estimated federal, state, local, and FICA tax liability that arises from the taxable portion of Company paid expenses associated with Executive’s relocation.

g. Reimbursement of Living and Storage Expenses. The Company will pay to Executive the amount of Seventeen Thousand Six Hundred Forty-Five Dollars ($17,645) for living and storage expenses incurred by Executive in November and December 2021.

h. Flexible Perquisites Plan Reimbursement for 2021. The Company will reimburse Executive up to 5% of her annual salary to cover financial planning expenses incurred in 2021 so long as Executive submits the expense reports and provides appropriate documentation to support such expenses.

3. Release of All Claims. In consideration of the benefits described in Paragraph 2 above, Executive hereby REMISES, RELEASES and FOREVER DISCHARGES the Released Parties (defined below) from any and all claims, contracts, judgments and expenses (including attorneys’ fees and costs of any kind), whether known or unknown, which Executive has or may have against the Released Parties, or any of them, arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date Executive executes this Agreement. “Released Parties” includes the Company, and all of its affiliated entities (including but not limited to any subsidiary, division, business unit, parent, sister, partner and related companies or entities), predecessors and successors, and its and their past, present and future officers, directors, agents, employees, shareholders, members, managers, partners, attorneys, executors, employee benefit plans, insurers, assigns and other representatives of any kind. This release includes, but is not limited to: (i) all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, up to the date of Executive’s execution of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under any applicable Company severance or supplemental unemployment benefits pay plan(s); (ii) claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act of 1990, as amended, the Civil Rights Act of 1991, as amended, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, state family and/or medical leave laws, state fair employment laws, state and federal wage and hour laws, state and/or local plant closing or mass layoff laws, Wisconsin state employment laws, as amended, and/or any other federal, state or local law, statute or regulation; (iii) claims based on breach of contract (express or implied), tort, personal injury, misrepresentation, discrimination, retaliation, harassment, defamation, invasion of privacy or wrongful discharge; (iv) claims for bonuses, payments or benefits under any of the Company’s bonus, severance or incentive plans or fringe benefit programs or policies; and (v) any other claims arising out of or connected with Executive’s employment with or separation of employment from the Company. This release does not include a waiver of any claim that cannot legally be waived. Nothing in this Agreement bars a claim by Executive for unemployment compensation benefits to which Executive is entitled under an unemployment compensation law.

4. Agreement Not to Sue. To the fullest extent permitted by law and subject to the provisions of Paragraph 5 below, Executive represents and affirms that: (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Release and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any of the Released Parties on Executive’s behalf; and (ii) Executive has no knowledge of any improper, unethical or illegal conduct or activities that Executive has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Executive agrees not to file, commence, prosecute or participate in any arbitration or any federal, state or local lawsuit or administrative proceeding, against the Released Parties, or any of them, based upon any claim arising prior to or on the date Executive executes this Agreement. In the event that suit is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such suit. In the event any Released Party is required to institute litigation to enforce the terms of this Paragraph, the Released Parties shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement.

5. Challenge to Validity; Cooperation with Government Agencies. Nothing in this Agreement, including Paragraph 4 (i) limits Executive’s right to challenge the validity of this Agreement under the ADEA; (ii) making any disclosure of information required by law; (iii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self- regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iv) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, nothing prohibits Executive from filing a charge or complaint with, making a report to, participating in any investigation or proceeding conducted by, or otherwise cooperating with the U.S. Equal Employment Opportunity Commission (“EEOC”). However, Executive agrees and hereby waives any and all rights to any monetary relief or other personal recovery from any such charge, including costs and attorneys’ fees. Additionally, this release of claims does not preclude Executive from filing claims that arise after the date of execution of this Agreement.

6. Confidentiality. Subject to the provisions of Paragraphs 4 and 5, Executive agrees not to disclose the terms of this Agreement to anyone, except his/her spouse, attorney and, as necessary, tax/financial advisor, provided they agree to be bound by this confidentiality obligation. It is expressly understood that any violation of the confidentiality obligation imposed herein constitutes a material breach of this Agreement.

7. Confidential Information. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose, or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, or any of its businesses which shall have been obtained by Executive during Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. Notwithstanding this paragraph, any non-disclosure provision in this Agreement does not prohibit or restrict Executive (or Executive’s attorney) from initiating communications directly with or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding this Agreement or its underlying facts and circumstances. Any pre-authorization provision in this Agreement does not require Executive to contact the Company regarding the subject matter of any such communication before engaging in such communications. Nothing in this Agreement is intended to discourage or restrict Executive from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. The DTSA provides: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation or law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to an attorney for the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

8. Non-competition. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that for the one (1) year period following the Date of Resignation, or such longer period of non-competition as is included in any offer letter or any other agreement between Executive and the Company, Executive will not directly or indirectly, own, manage, operate, control (including indirectly through a debt, equity investment, or otherwise), provide services to, or be employed by, any person or entity engaged in any business that (i) conducts or is planning to conduct a business in competition with any business conducted or planned by the Company including but not limited to any business or Company engaged in the business of energy storage solutions, battery manufacturing, battery and energy storage solutions distribution and battery technologies; or (ii) designs, develops, produces, distributes, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services designed, developed, manufactured, produced, distributed or offered for sale or sold by any of the Company’s businesses (1) that is located in a region where Executive had substantial responsibilities during the twenty-four (24) month period preceding Executive’s Resignation Date, and (2) for which Executive (A) was materially involved in during the twenty-four (24) month period preceding Executive’s Resignation Date, or (B) had knowledge of operations or substantial exposure to during the twenty-four (24) month period preceding Executive’s Resignation Date, unless Executive’s management has used its discretion to waive the application of this provision in writing.

9. Non-solicitation of Customers. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that for the two (2) year period following the Date of Resignation, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Executive and the Company, Executive will not directly or indirectly on behalf of Employee or on behalf of another (i) solicit, aid or induce any customer of the Company or its Affiliates that Participant was responsible for, directly or indirectly through direct supervisor or management of other employees, departments or business units of the Company, to purchase goods or services then sold by the Company from another person or entity, or assist or aid any other person or entity in identifying or soliciting any such customer, or (ii) solicit, aid or induce any customer that was pursued by the Company and where Participant had direct contact, participated in the contact, or had knowledge of Confidential Information because of Executive’s employment with the Company within the twenty-four (24) months preceding Executive’s Resignation Date if that sale or service would be located in a region where Executive had substantial responsibilities while employed by the Company.

10. Non-solicitation of Employees. In accepting the benefits provided in this Agreement, and in consideration of those benefits, Executive agrees that during his or her employment with the Company, and for the period of two (2) years following the Date of Resignation for any reason, or such longer period of non-solicitation as is included in any offer letter or any other agreement between Executive and the Company, Executive will not, directly or indirectly, on Executives own behalf or on behalf of another solicit, recruit, aid or induce employees of the Company (a) who were directly managed by or reported to Participant as of the date of Executive’s resignation, or (b) with whom Executive has had material contact with during the twelve (12) months period preceding Executive’s resignation and who had access to Confidential Information, trade secrets or customer relationships, to leave their employment with the Company in order to accept employment with or render services to another person or entity unaffiliated with the Company, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee.

11. Non-Disparagement. Subject to the provisions of Paragraphs 4 and 5, Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their present or former officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the resignation of Executive’s employment. Further, the Company agrees that Mark Wallace and his direct reports will not disparage Executive or make any statement reflecting negatively on Executive.

12. Continued Cooperation. Executive acknowledges that the Company may need to consult with Executive from time to time on a reasonable basis after Executive’s Date of Resignation on matters that Executive had worked on prior to the Date of Resignation. Executive agrees to continue to cooperate with the Company and to provide any such information as is reasonably requested by the Company.

13. Reasonableness. This Agreement does not (i) supersede any confidentiality agreements, intellectual property rights agreements or non-competition or non-solicitation agreements to which Executive was subject while an employee of the Company, or (ii) negate, limit or reduce Executive’s obligations or the Company’s rights under any laws relating to trade secrets, confidential information or unfair competition. Executive acknowledges that the restrictions contained in Paragraphs 7, 8, 9 and 10 are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of these Paragraphs will represent in irreparable injury to the Company. By executing this Agreement, Executive represents that Executive’s experience and capabilities are such that the restrictions contained in Paragraphs 7, 8, 9 and 10 will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult with legal counsel of Executive’s choosing with respect to this Agreement, and (ii) that Executive has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with counsel. In the event the provisions of Paragraphs 7, 8, 9, and 10 are deemed to exceed the time or scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

14. Representations. Executive represents, warrants and certifies that: (i) the severance benefits provided in this Agreement are equivalent to or greater than those to which Executive is entitled by contract, employment policy or otherwise; (ii) Executive has returned to the Company all items of personal property (including, without limitation, automobiles, keys, credit cards, computers and computer equipment, hardware and software, and cell phones) that are the property of the Company; (iii) Executive has returned all records, files, manuals, reports, notes or any other documents or materials, whether in written, electronic or other form, and whether prepared by Executive or others (including any copies of the same), which contain confidential, proprietary or other information regarding the Company, its affiliates or the businesses of the Company or its affiliates; (iv) Executive has returned to the Company any and all passwords and/or encryption codes utilized by Executive with regard to computer, electronic or communication systems of the Company or its affiliated entities so that the Company has immediate, full and complete access to all data and information stored, used or maintained by Executive on such systems; and (v) apart from benefits provided by this Agreement, Executive has been paid all compensation and received all benefits due to Executive as a result of Executive’s employment with the Company.

15. Repayment of Salary Continuation Benefits. In the event Executive is offered reemployment and becomes re-employed with the Company or any of its affiliated entities during the Salary Continuation Period, any remaining Salary Continuation Benefit that Executive has not yet received will cease, and Executive will no longer be eligible to receive the balance of any Salary Continuation Benefits provided under this Agreement, as of the effective date of reemployment. Further, Executive shall be required, as a condition of re-employment, to sign a repayment agreement whereby Executive agrees to repay the Company an amount equal to any of the forfeited balance of Salary Continuation Benefits for which Executive is not eligible to receive already paid to Executive under this Agreement.

16. Non-Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration provided for in this Agreement shall be deemed or construed at any time or for any purpose as an admission of liability by the Released Parties. Liability for any and all claims for relief is expressly denied by the Released Parties.

17. Acknowledgments. Executive acknowledges as follows:

a. Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from legal action arising out of Executive’s employment relationship with the Company and each and every one of its affiliated entitles from legal action arising out of Executive’s employment relationship with the Company and the termination of that relationship by Executive’s resignation;

b. Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

c. Executive has been and hereby is advised in writing by the Company to consult with an attorney prior to signing this Agreement;

d. Executive has been and hereby is advised in writing by the Company that Executive had at least twenty-one (21) days within which to consider this Agreement.

e. Executive is fully aware of the contents of this Agreement and its legal effect, that the preceding Paragraphs recite the sole consideration for this Agreement, that all agreements and understandings between the parties regarding the subject matter of this Agreement are embodied and expressed herein, and that Executive has been afforded ample opportunity to consider this Agreement and enters into this Agreement freely, knowingly, and without coercion and not in reliance upon any representations or promises made by the Company or its agents, other than those contained herein;

f. This Agreement may not be signed prior to the third calendar day before Executive’s Date of Resignation. If the Agreement is signed prior to Executive’s Date of Resignation, the Company reserves the right to have Executive ratify the Agreement on or after Executive’s Date of Resignation.

18. Revocation Period. For a period of seven (7) days following the execution of this Agreement, Executive may revoke this Agreement. To be effective, any notice of revocation must be in writing and received by Claudio Morfe, Vice President, General Counsel & Corporate Secretary, 5757 N. Green Bay Ave., Milwaukee, WI 53209, Claudio.Morfe@clarios.com, within the seven (7) day revocation period (or, if the seventh day of the revocation period is not a business day, on the first business day following such date). The Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired without revocation by Executive.

19. Severability. The provisions of this Agreement are severable. If any portion of this Agreement is found to be invalid or unenforceable, the parties desire that all other portions of the Agreement shall nonetheless remain in full force and effect. If Paragraph 3 is deemed invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this entire Agreement shall be null and void, and any consideration paid hereunder shall be repaid immediately upon receipt of notice thereof.

20. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Electronically scanned and faxed copies of signatures may be relied upon as the true and correct signatures of the undersigned.

21. Signature and Return. Executive shall return the signed Agreement within the 21- day consideration period provided herein via hand-delivery or email to Claudio Morfe, Vice President, General Counsel & Corporate Secretary, Claudio.Morfe@clarios.com, or if sent by mail, must be postmarked within the 21-day consideration period, sent by certified mail, return receipt requested, and addressed to Claudio Morfe, Vice President, General Counsel & Corporate Secretary, 5757 N. Green Bay Ave., Milwaukee, WI 53209. If not returned within this time period, the Agreement shall expire.

22. Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations thereunder, and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation to Executive under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules and the exclusion of certain short-term deferral amounts under Section 409A of the Code. To the extent that deferred compensation subject to the requirements of Section 409A of the Code becomes payable to Executive under this Agreement, any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Section 409A of the Code.

The parties have executed this Agreement as of the dates written below.

EXECUTIVE	CLARIOS LLC

/s/ WENDY S. RADTKE	/s/ CLAUDIO MORFE
WENDY RADTKE	By: CLAUDIO MORFE

January 12, 2022	January 19, 2022
Date	Date

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